Exhibit 99.1
Tejas Incorporated Announces First Quarter 2007 Financial Results
     AUSTIN, Texas, May 14 /PRNewswire-FirstCall/ — Tejas Incorporated
     (OTC Bulletin Board: TEJS) today announced its first quarter 2007 financial results.
     First quarter 2007 total revenues were $6.6 million as compared to total revenues of $11.8 million for the first quarter 2006. The Company reported a pre-tax net loss from continued operations of $187,000 for the first quarter 2007 as compared to pre-tax net income from continued operations of $4.7 million for the first quarter 2006. The Company reported an after-tax net loss from continued operations of $168,000 for the first quarter 2007 as compared to after-tax net income from continued operations of $2.9 million for the first quarter 2006. This represents a basic and fully diluted loss per share of common stock from continued operations of $0.04 for the first quarter 2007, compared to a basic and fully diluted earnings per share of common stock from continued operations of $0.37 for the first quarter 2006. The Company reported a total net loss of $0.04 per share of common stock on a basic and fully diluted basis for the first quarter 2007 as compared to a total net loss of $2.50 per share of common stock on a basic and fully diluted basis for the first quarter 2006, which included a loss from discontinued operations of $2.87 per share of common stock on a basic and fully diluted basis for 2006.
     Kurt Rechner, President, Chief Operating Officer and Chief Financial Officer commented, “During the first quarter of 2007, we returned our focus to our core competencies. We had a good start to the new year in our investment banking segment and continue to stay active in identifying and evaluating opportunities that meet our criteria for value. On the brokerage and trading front, the combination of signs of a slowing economy, an increase in corporate default rates, and the high issuance of debt deals during the past several years, points to an increase in distressed volume looking ahead.”
     For the first quarter 2007, the Company completed five investment banking transactions, generating revenues of $2.7 million as compared to completing three transactions generating revenues of $1.1 million during the first quarter 2006.
     Total brokerage segment revenues were $4.0 million during the first quarter 2007 as compared to total brokerage segment revenues of $10.7 million for the first quarter 2006.
     Mr. Rechner added, “We have a renewed focus on the strengths that represent the foundation of our organization and look forward to expanding upon these strengths moving forward to more effectively grow our franchise over the long-term.”
     Company Information
     Tejas Incorporated is a holding company whose primary operating subsidiary is Tejas Securities Group, Inc., a Texas corporation (“Tejas Securities”). Tejas Securities is a full service brokerage and investment banking firm that focuses on the following: (i) proprietary research on distressed debt, emerging growth equities and special situation securities, (ii) trading and other brokerage services to value-based institutional and retail investors active in fixed income and equity instruments, and (iii) corporate finance and strategic advisory services to middle-market companies within our target industries. To learn more about Tejas Incorporated or Tejas Securities, please visit their web sites at http://www.tejs.com or http://www.tejassec.com.
     Safe Harbor Statement
     This press release contains forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release. Important factors that could cause actual results to differ materially from such forward-looking statements are described as “Risk Factors” in the Company’s most recent Form 10-K and the Company’s other SEC filings. The Company does not undertake any obligation to publicly update any forward-looking statements.

TEJAS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
Revenue:
Commissions from agency transactions	$946,395	1,130,255
Commissions from principal transactions	1,969,696	2,957,984
Underwriting and investment banking income	2,658,324	1,143,570
Net dealer inventory and investment income	988,646	6,379,564
Other income	65,812	198,521
Total revenue	6,628,873	11,809,894

Expenses:
Commissions, employee compensation and benefits	4,941,916	5,104,685
Clearing and floor brokerage	190,580	222,883
Communications and occupancy	551,879	424,548
Professional fees	209,903	542,506
Interest	64,176	64,420
Other	857,859	748,076
Total expenses	6,816,313	7,107,118

Income (loss) before income tax (benefit) from continued operations	$(187,440)	4,702,776

Income tax expense (benefit) from continued operations	(19,377)	1,818,621

Net income (loss) from continued operations	$(168,063)	2,884,155

Loss before income tax benefit from discontinued operations	$—	(22,860,984)

Income tax benefit from discontinued operations	—	(316,780)

Net loss from discontinued operations available to common stockholders	$—	(22,544,204)

Total net loss	$(168,063)	(19,660,049)

Less:
Dividends on Series A convertible preferred stock	(25,000)	(25,000)

Net income (loss) from continued operations available to common stockholders	$(193,063)	2,859,155

Total net loss available to common stockholders	$(193,063)	(19,685,049)

Earnings (loss) from continued operations per share of common stock:
Basic	$(0.04)	0.37

Diluted	$(0.04)	0.37

Loss from discontinued operations per share of common stock:
Basic	$—	(2.87)

Diluted	$—	(2.87)

Total loss per share of common stock:
Basic	$(0.04)	(2.50)

Diluted	$(0.04)	(2.50)

Weighted average common shares outstanding:
Basic	4,825,613	7,860,508

Diluted	4,825,613	7,860,508

Contact:
Craig Biddle
Investor Relations
cbiddle@tejassec.com
512-306-5281